Exhibit 21.1

List of Subsidiaries

1. AMM Holding Corporation	Delaware, USA
2. Auto Tech Fund III	Delaware, USA
3. Automotive Mastermind Inc.	Delaware, USA
4. Carfax Admin LLC	Delaware, USA
5. Carfax Advisory Services LLC	Delaware, USA
6. Carfax Canada Holding ULC	Canada
7. Carfax Canada ULC	Canada
8. Carfax Europe GmbH	Germany
9. Carfax Historical de Vehículos SL	Spain
10. Carfax Italia SRL	Italy
11. Carfax Netherlands BV	Netherlands
12. Carfax Poland Sp Zoo	Poland
13. Carfax Sverige AB	Sweden
14. Carfax, Inc.	Pennsylvania, USA
15. Global Mapping Strategies, Inc.	Michigan, USA
16. IT Manufactory	Germany
17. Market Scan Information Systems Inc.	California, USA
18. Mobility Global Alpha GmbH	Germany
19. Mobility Global Japan GK	Japan
20. Mobility Global Lambda Ltd	UK
21. Mobility Global MBGL GmbH	Germany
22. New General Company	France
23. Polk Carfax, Inc.	Michigan, USA
24. R.L. Polk & Co.	Delaware, USA
25. R.L. Polk Australia Pty Ltd	Australia
26. R.L. Polk Australia Pty Ltd (Branch Office)	Australia
27. R.L. Polk France	France
28. R.L. Polk Holding	UK
29. R.L. Polk Holding LLC	Delaware, USA
30. R.L. Polk Limited	UK
31. R.L. Polk Malaysia Sdn. Bhd.	Malaysia
32. R.L. Polk Mobility LLC	Delaware, USA
33. R.L. Polk Private Limited	India
34. R.L. Polk sp. z o.o.	Poland
35. R.L. Polk Trading (Shanghai) Co. Ltd. Beijing Branch	China
36. R.L. Polk Trading (Shanghai) Co. Ltd.	China
37. R.L. Polk UK Limited	UK
38. R.L. Polk UK Limited Branch	Ireland
39. R.L. Polk, S. de R.L. de C.V.	Mexico